Exhibit 99.2

Fidus Investment Corporation

Computation of Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2013	2014	2015	2016	2017
	(Dollars in Thousands)
Earnings:
Net increase in net assets resulting from operations	$27,203	$19,485	$25,977	$41,570	$43,951
Add back: Income tax provision	246	383	390	425	220
Add back: Income tax provision (benefit) on realized gains on investments	493	17	(39)	205	2,204
Add back: Fixed charges	7,076	7,507	9,428	10,594	9,893

Total earnings	$35,018	$27,392	$35,756	$52,794	$56,268

Fixed Charges:
Interest and financing expenses	$7,076	$7,507	$9,428	$10,594	$9,893

Total fixed charges	$7,076	$7,507	$9,428	$10,594	$9,893

Ratio of earnings to fixed charges	4.95	3.65	3.79	4.98	5.69

Footnote disclosure:

Footnote (1) disclosure and calculation:

	Years Ended December 31,
	2013	2014	2015	2016	2017
	(Dollars in Thousands)
Earnings:
Net increase in net assets resulting from operations	$27,203	$19,485	$25,977	$41,570	$43,951
Add back: Income tax provision	246	383	390	425	220
Add back: Income tax provision (benefit) on realized gains on investments	493	17	(39)	205	2,204
Add back: Fixed charges	7,076	7,507	9,428	10,594	9,893
Exclude: Net change in unrealized (appreciation) depreciation on investments	22,188	(13,250)	10,086	(29,009)	5,426

Total earnings	$57,206	$14,142	$45,842	$23,785	$61,694

Fixed Charges:
Interest and financing expenses	$7,076	$7,507	$9,428	$10,594	$9,893

Total fixed charges	$7,076	$7,507	$9,428	$10,594	$9,893

Ratio of earnings to fixed charges	8.08	1.88	4.86	2.25	6.24

Footnote (2) disclosure and calculation:

	Years Ended December 31,
	2013	2014	2015	2016	2017
	(Dollars in Thousands)
Earnings:
Net increase in net assets resulting from operations	$27,203	$19,485	$25,977	$41,570	$43,951
Add back: Income tax provision	246	383	390	425	220
Add back: Income tax provision (benefit) on realized gains on investments	493	17	(39)	205	2,204
Add back: Fixed charges	7,076	7,507	9,428	10,594	9,893
Exclude: Net change in unrealized (appreciation) depreciation on investments	22,188	(13,250)	10,086	(29,009)	5,426
Exclude: Net realized losses (gains) on investments	(30,588)	17,029	(9,531)	13,835	(17,904)

Total earnings	$26,618	$31,171	$36,311	$37,620	$43,790

Fixed Charges:
Interest and financing expenses	$7,076	$7,507	$9,428	$10,594	$9,893

Total fixed charges	$7,076	$7,507	$9,428	$10,594	$9,893

Ratio of earnings to fixed charges	3.76	4.15	3.85	3.55	4.43